Bristol-Myers Squibb Completes Tender Offer for ZymoGenetics, Inc.

with 94.9% of Shares Tendered

(NEW YORK, October 8, 2009) – Bristol-Myers Squibb Company (NYSE: BMY) announced today that the tender offer, through its wholly owned subsidiary Zeus Acquisition Corporation, for all outstanding shares of common stock of ZymoGenetics, Inc. (NASDAQ: ZGEN) expired at midnight (New York City time) on October 7, 2010, and was not extended. The depositary for the tender offer has advised Bristol-Myers Squibb that, as of the expiration of the tender offer, shareholders of ZymoGenetics tendered approximately 82,605,529 shares of ZymoGenetics common stock, including approximately 1,501,981 shares subject to guaranteed delivery procedures, representing approximately 94.9% of the ZymoGenetics shares outstanding. According to the terms of the tender offer, shares that were validly tendered and not validly withdrawn have been accepted for payment.

Bristol-Myers Squibb intends to complete the acquisition of ZymoGenetics through what is known as a “short-form merger,” that is, without a vote or meeting of the remaining ZymoGenetics shareholders. Each of the remaining shares of ZymoGenetics common stock will be converted into the right to receive $9.75 per share, in cash, without interest and less any required withholding taxes, which is the same amount per share which was paid in the tender offer. The merger is expected to occur as soon as practicable. Following the merger, ZymoGenetics will become a wholly-owned subsidiary of Bristol-Myers Squibb, and the common stock of ZymoGenetics will no longer list on NASDAQ.

Georgeson Inc. acted as information agent for Bristol-Myers Squibb. Morgan Stanley & Co. Incorporated is serving as financial advisor to Bristol-Myers Squibb in connection with the transactions and served as the dealer-manager for the tender offer. Kirkland & Ellis LLP is acting as legal counsel to Bristol-Myers Squibb.

This press release contains “forward-looking statements” relating to the acquisition of ZymoGenetics by Bristol-Myers Squibb. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the acquisition will be completed, or if it is completed, that it will close within the anticipated time period. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol-Myers

Squibb’s Annual Report on Form 10-K for the year ended December 31, 2009, its Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “future”; “anticipate”; “potential”; “believe”; or similar statements are forward-looking statements. Risks and uncertainties include uncertainties as to the timing of the merger; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; as well as risks detailed from time to time in ZymoGenetics’ public disclosure filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, subsequent quarterly filings on Form 10-Q and the Solicitation/Recommendation Statement filed in connection with the tender offer. The information contained in this release is as of October 7, 2009.

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of ZymoGenetics. Bristol-Myers Squibb Company and Zeus Acquisition Corporation have filed a tender offer statement with the SEC, and have mailed an offer to purchase, forms of letter of transmittal and related documents to ZymoGenetics shareholders. ZymoGenetics has filed with the SEC, and has mailed to ZymoGenetics shareholders, a solicitation/recommendation statement on Schedule 14D-9. These documents contain important information about the tender offer and shareholders of ZymoGenetics are urged to read them carefully.

These documents are available at no charge at the SEC’s website at www.sec.gov. The tender offer statement and the related materials may be obtained for free by directing a request by mail to Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038 or by calling toll-free (800) 509-1078. In addition, a copy of the offer to purchase, letter or transmittal and certain other related tender offer documents (once they become available) may also be obtained free of charge from Bristol-Myers Squibb by directing a request to: Public Affairs, Telephone No.: (609) 252-6579; E-Mail: jennifer.mauer@bms.com.

Contacts

Media:	Jennifer Fron Mauer, Telephone No.: (609) 252-6579; E-Mail: jennifer.mauer@bms.com

Investors:	Teri Loxam, Telephone No.: (609) 252-3368, teri.loxam@bms.com
Suketu Desai, Telephone No.: (609) 252-5796, suketu.desai@bms.com